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                                                                    EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Unique Casual Restaurants, Inc. on Form S-8 of our report dated July 14, 1997 (which refers to a report of other auditors with respect to the consolidated financial statements of Champps Entertainment, Inc. included in the Company's combined financial statements as of July 1, 1995 and the years ended July 1, 1995 and July 2, 1994 and includes an explanatory paragraph with respect to the Company's adoption during the year ended June 29, 1996, of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of"), appearing in Amendment No. 4 to Registration Statement No. 0-22639 on Form 10 of Unique Casual Restaurants, Inc.


/s/ Deloitte & Touche LLP

Boston, Massachusetts
July 30, 1997